EXHIBIT 10.2

August 16, 2005

James P. Gorman

[Address Redacted]

Dear James:

I am pleased to extend to you an offer of employment as President & Chief Operating Officer of Individual Investor Group and a Managing Director of Morgan Stanley. We anticipate that you will begin employment with Morgan Stanley on February 16, 2006 (your “date of hire”). You will report to Zoe Cruz, Acting President of Morgan Stanley, and will be a member of the Firm’s Management Committee or any successor committee thereto (the “Management Committee”).

Base Salary. Your annualized base salary for fiscal 2006 will be $300,000, payable in semi-monthly installments.

Total Reward. In recognition of the 2005 compensation you will be forfeiting from your current employer, you will be awarded a 2005 Total Reward amount on your date of hire. The 2005 Total Reward will consist of an amount representing a year-end discretionary bonus that we anticipate will be payable 45% in cash and 55% in the form of an equity-based award (such as restricted stock units or other equity-based awards in effect at the time, at the discretion of the Compensation, Management Development and Succession Committee (the “Committee”)) under the Firm’s Equity Incentive Compensation Plan, plus an amount equal to the base salary that you would have earned with the Firm had you been employed by the Firm from December 1, 2004 to your date of hire (minus any amount that you have received or do receive as base salary or 2005 year-end bonus from your current employer). Your 2005 year-end bonus will be determined as if you had been employed by the Firm for the full fiscal year and will take into consideration the 2005 year-end bonus previously expected by you from your current employer.

From time to time, we review the terms of the equity-based compensation and the percentage component that it constitutes of Total Reward with the Committee. Your actual award in any year will be consistent with the terms and conditions of other Management Committee members at the time of the award and will be subject to certain restrictions and cancellation provisions (for example, your equity award, even if vested, is subject to cancellation if you engage in certain prohibited conduct). All payments are subject to applicable withholdings and deductions.

Replacement Equity/New Hire Stock Units. The Firm will make you awards of Morgan Stanley stock options and restricted stock units intended to offset the equity-based awards at your current employer (whether or not vested) that you forfeit to any extent (including, if a stock option is not forfeited, the loss of any time value in an option resulting from the truncation of the exercise period for such option, including by virtue of your exercise of such option, but in the case of the Specified Stock Options (as such term is defined in Annex A), only to the extent that you exercise such options because they were at risk for forfeiture by your current employer) (“Replacement Equity”). Such awards will be made on your date of hire in the case of any such forfeiture prior to such date or any option as to which the option term is limited on such date to not more than 90 days following such date. In the case of any other such forfeiture after your date of hire, the Firm shall, at its discretion, make a cash payment or grant an equity-based award (i.e., stock options or restricted stock units, as applicable) as soon as administratively practicable after such date of forfeiture (any such time, a “post-forfeiture grant date”). The terms of such Replacement Equity are described in Annex A. Notwithstanding the foregoing, with respect to the 32,233 stock units granted on January 23, 2001 described in Annex A, the value of such units shall be payable in cash on your date of hire if your current employer causes their forfeiture.

The value of your Morgan Stanley stock options will be determined on your date of hire (or the post-forfeiture grant date, if applicable) based on the closing price of your current employer’s stock on that date and the value of your forfeited stock options on your date of hire (or the date of forfeiture, if later). The number and strike price of the Morgan Stanley stock options you will receive corresponding to the value of your forfeited stock options will be determined using the closing price of Morgan Stanley common stock on your date of hire (or the post-forfeiture grant date, if applicable). The values of your forfeited stock options and the Morgan Stanley stock options will be determined using the methodology and assumptions previously agreed to by you and the Firm. Your Morgan Stanley stock options will expire ten years after their grant.

The value of your Morgan Stanley restricted stock units will be determined based on the closing price of your current employer’s stock on the date of this letter. The number of Morgan Stanley restricted stock units you will receive corresponding to the value of your forfeited equity-based awards (other than stock options) will be determined using the closing price of Morgan Stanley common stock on the date of this letter.

In addition, on your date of hire, the Firm will make you a one-time new hire award of Morgan Stanley restricted stock units valued at $2,500,000 (“New Hire Stock Units”). The number of Morgan Stanley restricted stock units you will receive corresponding to this value will be determined using the closing price of Morgan Stanley common stock on the date of this letter.

Subject to continued employment, your stock options and restricted stock units forming your Replacement Equity and New Hire Stock Units will vest and be paid out as shown in Annex A. The Replacement Equity is intended as an offset of the awards you forfeit at your current employer and is contingent upon satisfactory confirmation of such previous awards. Your Replacement Equity and New Hire Stock Units will be subject to the cancellation provisions described in Annex A. Except as specifically provided in this letter (including the attached Annexes), the terms and conditions of the Replacement Equity and New Hire Stock Units will be substantially similar to the terms and conditions of the 2004 Management Committee annual stock unit awards granted under the Firm’s Equity Incentive Compensation Plan (including the definition and effect of a Full Career Retirement). Your Replacement Equity and New Hire Stock Units will not constitute part of your Total Reward.

If you are terminated other than for Cause, you resign for Good Reason or you terminate your employment as a result of your death or Disability (as such terms are defined in Annex B), then notwithstanding any other provision of this letter agreement, the Replacement Equity and New Hire Stock Units will vest, all stock units forming part of such awards will be paid out upon such termination and all stock options forming part of the Replacement Equity will remain exercisable for their full respective terms, or, if the Replacement Equity and the New Hire Stock Units have not been granted, you will receive a cash payment equal to the value of any awards you forfeit at your current employer and the value of your New Hire Stock Units.

Equity-Based Awards Generally. All payments relating to your awards are subject to applicable withholding and deductions. If any stock unit award that is granted to you (not including restricted stock units awarded as part of Replacement Equity) is scheduled to be paid to you when you are an executive officer of Morgan Stanley and is not deemed to be granted pursuant to performance criteria and therefore not deductible to the Firm, payment or conversion of such stock units will be deferred until six (6) months after your employment terminates; provided, however, that in the event that you die or there is a Change in Ownership of Morgan Stanley (as will be defined in your award certificate), in each case that occurs at any time on or after the deferral from the original conversion date, payment will be made as soon as administratively practicable after such event.

The foregoing awards and their terms will be subject to approval by the Committee and, except as specifically provided in this letter (including the attached Annexes), will be subject to the same cancellation provisions, sales restrictions and other terms as are in effect at the time for similar equity-based awards (for example, your equity awards, even if vested but not converted in the case of stock units, are subject to cancellation if you engage in certain prohibited conduct) and the terms and conditions of the award certificate and the equity compensation plan under which the awards are issued. The Management Committee Equity Ownership Commitment will apply to any Morgan Stanley common stock you own and any equity-based award that may be granted to you.

Severance. In the event that you resign other than for Good Reason or are terminated for Cause prior to the end of the applicable fiscal year, you will receive solely your unpaid base salary as of the date of termination. If you are terminated other than for Cause, you resign for Good Reason or you terminate your employment as a result of your death or Disability on or prior to November 30, 2006, you will receive a severance payment that is no less than your 2005 Total Reward (on an annualized basis), payable to you in cash within 30 days of such termination.

All payments are subject to your execution and non-revocation of a release in a form reasonably acceptable to the Firm and to you. Except as specifically provided in this letter (including the attached Annexes), your entitlements upon death or Disability shall be governed by the applicable Morgan Stanley benefits programs. Historically, all stock units and stock options issued under the Equity Incentive Compensation Plan have vested immediately on an employee’s termination of employment due to death, Disability or Full Career Retirement.

Full Career/Section 409A/Section 4999. You will be accorded Full Career Retirement status for purposes of all equity-based awards granted to you during your employment at Morgan Stanley and for any other purpose for which Full Career Retirement status is provided generally to other members of the Management Committee. Full Career Retirement status provides that so long as you do not engage in any conduct that constitutes a cancellation event under the relevant equity-based award, such equity-based award will vest upon your termination of employment. Transfer restrictions will lift on schedule (e.g., restricted stock units will convert to shares of Morgan Stanley common stock on their scheduled conversion date). Your awards will remain subject to all terms and conditions approved by the Committee for such awards, including without limitation, the cancellation of the award for certain prohibited conduct.

Notwithstanding any provision of this agreement to the contrary, if at the time of your termination you are a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), you shall not be entitled to any payments upon a termination of your employment until the earlier of (i) the date which is six (6) months after your termination of employment for any reason other than death or, in the case of any severance to which you are entitled under this letter or New Hire Stock Units and Replacement Equity, disability (as such term is used in Section 409A(a)(2)(C) of the Code) or (ii) the date of your death, or in the case of any severance to which you are entitled under this letter or New Hire Stock Units and Replacement Equity, disability (as such term is used in Section 409A(a)(2)(C) of the Code). The provisions of this paragraph shall only apply if required to comply with Section 409A of the Code. In addition, if any provision of this agreement contravenes Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Firm shall reform such provision; provided that the Firm shall:

(i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with you regarding such amendments or modifications prior to the effective date of any such change.

In the event it shall be determined that any payment or distribution you receive from Morgan Stanley (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by you with respect to such excise tax (together, the “Excise Tax”), you shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount on an after-tax basis of the Gross-Up Payment equal to the Excise Tax imposed upon all such Payments.

Benefits. You will be eligible for the Firm’s benefits programs in accordance with the terms and conditions of those programs. For details on all benefits plans, please read the Summary Plan Descriptions included in your orientation package. In addition, you will be entitled to participate in all perquisite and other plans, programs or arrangements on a basis no less favorable than provided to all members of the Management Committee to the extent such perquisites, plans, programs or arrangements are offered to all members of the Management Committee. Notwithstanding the foregoing, during your employment with the Firm, the Firm shall provide you with a car and driver, without any out-of-pocket expense (including with respect to any tax arising therefrom, if other members of the Management Committee with this benefit are reimbursed for such tax) on your part.

You are eligible for immediate participation in the Firm’s Health and Welfare benefits program, under which you may elect an individualized package of medical, dental, disability, life and accidental death and dismemberment insurance coverage, for which the Firm pays a substantial portion of the cost.

Approximately two to three weeks from the date of your acceptance of this letter, you will receive a personalized Health and Welfare Benefits Enrollment package, which includes your benefit costs and options. You will have 31 days from the date printed on the personalized Enrollment Worksheet to contact the Benefit Center to enroll. Otherwise, you will receive the coverages listed in the ‘If You Do Not Make Elections’ section of the Worksheet. Alternatively, if you prefer, within approximately one week after we send the Benefits Enrollment package, we will arrange a meeting to complete your benefits selections, or you may access the Benefit Center’s Web site at [web site address redacted] to review your options and enroll in coverage by using your Social Security number and Personal Identification Number (PIN). Your initial PIN is [redacted]. Any elected health and welfare coverage will be effective as of your date of hire.

Upon your date of hire, you will be eligible to participate in the Morgan Stanley 401(k) Plan (“401(k) Plan”) and you will be eligible for the Firm’s 401(k) Match. Generally, you must remain employed through December 31 to receive a Match for that year. With respect to your own contributions to the 401(k) Plan, enrollment is ongoing. You may elect to contribute to this Plan from your base salary, bonus and commissions, as applicable, at any time.

On the first of the month following your completion of one year of service, you may elect to participate in the Firm’s Employee Stock Purchase Plan (ESPP) which allows eligible participants to purchase Morgan Stanley common stock at a discount with after-tax payroll deductions.

Also on the first of the month following your completion of one year of service, you will be eligible to participate in the Firm’s Pension Plan. Enrollment is automatic. You will be vested in your 401(k) Match after three years of service, and you will be vested under the Pension Plan after five years of service.

You will also be eligible for six weeks of vacation for each calendar year, pro-rated from your date of hire.

Additional Terms and Conditions. We remind you that this offer is contingent upon a number of additional steps in the employment process including, but not limited to, background and reference checking and a drug screening test. The Health Center is open Monday through Friday from 9:00 am until 2:00 pm. Please come in no earlier than 48 hours from your date of hire for your drug screening. You do not need to make an appointment. You are also required to show appropriate proof of authorization to commence work in the United States. We ask that you complete Part 1 of the attached Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need). This is a requirement of the Immigration Reform and Control Act of 1986. If you are not legally able to work for the Firm in the United States in the position offered you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any stock unit or stock option or restricted stock awards described herein. Further, this offer is contingent on your obtaining and retaining all licenses and registrations from the NASD, exchanges, state securities commissions and other regulatory bodies as Morgan Stanley shall determine necessary for your position. Also in the enclosed packet, please find personnel forms that need to be completed and brought with you on your date of hire.

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information (“Confidential Information”) of another individual or company. Likewise, you may not bring onto Firm premises any Confidential Information, whether documents or other tangible forms, relating to your prior employer(s)’ business.

In the event of your termination of employment, you will not be required to seek other employment or take any other action by way of mitigation of amounts payable to you under any provision of this letter or otherwise, and such amounts shall not be reduced whether or not you obtain other employment.

Except as expressly set forth herein, nothing in this letter should be construed as a guarantee of any particular level of benefits, of your participation in any benefit plan, or of continued employment for any period of time. You should understand that your employment will be “at will”, which means that either you or the Firm may terminate your employment for any reason, at any time, subject to the terms of this letter. Morgan Stanley reserves the right, subject to the terms of this letter, to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time. This offer constitutes the entire understanding and contains a complete statement of all agreements between you and Morgan Stanley and supersedes all prior or contemporaneous verbal or written agreements, understandings or communications. If there is any conflict with the benefit information included in this letter or any verbal representation and the Plan documents or insurance contracts, the Plan documents or insurance documents control. This letter is governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws. This letter may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

With the formalities covered, we are looking forward to your joining Morgan Stanley. If you have questions regarding the above, please feel free to call Karen Jamesley at [redacted].

We ask that you confirm your acceptance by signing and dating this offer letter in the area designated below and returning this letter to Karen at [redacted]. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

Please retain the additional copy of this offer letter for your reference.

Very truly yours,

/s/ Zoe Cruz

Offer Accepted and Agreed To:

Signed:	/s/ James P. Gorman

Date:	August 18, 2005

Annex A

The Replacement Equity awarded in the form of Morgan Stanley restricted stock units and stock options shall have the following terms:

Restricted Stock Units: Morgan Stanley restricted stock units granted in lieu of 261,399 unvested stock unit awards that are expected to be forfeited:

Vesting and conversion dates: • 33.3% on February 16, 2007 • 33.3% on February 16, 2008 • 33.3% on February 16, 2009

Subject to cancellation until conversion under the following circumstances (the “RSU Cancellation Provisions”):

•     Violation of 90 day notice period, except for non-Cause or Good Reason termination

•     Violation of Morgan Stanley non-compete, as defined for the 2004 annual EICP awards made to members of the Management Committee

•     All other Morgan Stanley cancellation provisions applicable to 2004 annual EICP awards made to members of the Management Committee will apply as provided in such awards, except for Cause as modified by Annex B

Stock Units: Vested stock unit awards at your current employer that you may nonetheless forfeit:

Grant Date (Current Employer)	# of Shares (Vested)	Settlement Date
1/23/01	32,233	1/31/06
1/28/02	36,997	1/31/07

If either of the above two vested stock unit awards are forfeited by your current employer, Morgan Stanley shall:

1.	if the January 2001 grant is forfeited, pay you the cash value of that grant as of your date of hire; and

2.	if the January 2002 grant is forfeited, grant you a vested stock unit award that will be paid in shares of common stock on or about January 31, 2007 and will be subject to all of the RSU Cancellation Provisions.

Stock Options:

Vesting dates:

•     As of your date of hire, 60% of Morgan Stanley stock options granted to offset stock options at your current employer other than Specified Stock Options, plus all Specified Stock Options

Stock options subject to cancellation prior to exercise until the scheduled expiration date under the following circumstances:

•     Violation of 90 day notice period, except for non-Cause or Good Reason termination

• 40% on February 16, 2007 NOTE: Any stock options that are granted on a post-forfeiture grant date will be vested when granted.

•     Violation of Morgan Stanley non-compete, as defined for the 2004 annual EICP awards made to members of the Management Committee ; provided that the giving of 90 days notice shall not, prior to the expiration of such notice period, be deemed to constitute a violation of such non-compete, notwithstanding your potential engagement in competition following the expiration of such notice period

•     All other Morgan Stanley cancellation provisions applicable to 2004 annual EICP awards made to members of the Management Committee will apply as provided in such awards, except for Cause as modified by Annex B

These Morgan Stanley stock options are intended to offset stock option awards at your current employer that are either (1) forfeited by you on or prior to your date of hire (or the post-forfeiture grant date, if applicable) or (2) as to which you lose time value either (a) because you exercise them prior to your date of hire to preclude their forfeiture by your current employer or (b) because the circumstances result in the truncation of the exercise period of such options. In consideration for such lost value, Morgan Stanley shall either (as applicable):

1.	grant you a stock option having a value at grant equal to the value of the option that was forfeited on your date of hire (or the date of forfeiture, if later); or

2.	grant you a stock option having a value equal to the excess of the notional Black-Scholes value of such vested stock option at your date of hire (assuming no exercise) over the intrinsic value of such vested stock option on the date of exercise (or, if none, your date of hire).

For the avoidance of doubt, the following is a schedule of your vested and unvested stock options at your current employer (with the understanding that you may forfeit your vested stock options, notwithstanding their vested status):

Grant Date	# of Shares (Vested) (1)	# of Shares (Unvested) (1)	Strike Price / Share	Expiration Date
7/31/99	107,660	0	$35.82812	7/26/09
1/31/00	101,760	0	$43.78125	1/27/10
1/23/01(2)	128,929	0	$77.5625	1/23/11
1/28/02(2)	110,990	0	$53.745	1/28/12
1/27/03	71,385	23,795	$36.065	1/27/13
1/26/04	26,954	26,954	$59.85	1/26/14

(1) The vested status of awards assumes (a) a termination date with respect to your current employer of February 14, 2006 and (b) that vesting will continue during the period from the date of this letter through such date.

(2) This award is a Specified Stock Option.

The New Hire Stock Units awarded in the form of Morgan Stanley restricted stock units shall have the following terms:

Vesting and conversion dates: • 20% on February 16, 2007 • 20% on February 16, 2008 • 20% on February 16, 2009 • 20% on February 16, 2010 • 20% on February 16, 2011

Subject to cancellation until conversion under the following circumstances:

•     Violation of 90 day notice period, except for non-Cause or Good Reason termination

•     Violation of Morgan Stanley non-compete, as defined for the 2004 annual EICP awards made to members of the Management Committee

•     All other Morgan Stanley cancellation provisions applicable to 2004 annual EICP awards made to members of the Management Committee will apply as provided in such awards, except for Cause as modified by Annex B

Annex B

“Cause” means:

i.	any act or omission which constitutes a material breach of your material obligations to the Firm or of the provisions of this letter, in either case of which you have been made aware in writing, or your continued failure or refusal to perform substantially any material duties reasonably required of you, other than any such breach, failure or refusal resulting from incapacity due to physical or mental illness, which breach (if susceptible to cure), failure or refusal is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm; provided, however, that this clause (i) will not constitute “Cause” for purposes of your Replacement Equity and New Hire Stock Units (or their cash equivalents) upon your termination of employment;

ii.	your willful commission of any illegal, dishonest or fraudulent act which is materially and demonstrably injurious to the interest or business reputation of the Firm;

iii.	your conviction of a felony or your guilty or nolo contedere plea by you with respect thereto; and

iv.	your material violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

For purposes of this provision, no act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Morgan Stanley or was done or omitted to be done with reckless disregard of the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of Morgan Stanley (the “Board”) or the Management Committee or upon instructions of the Chairman and Chief Executive Officer of Morgan Stanley or based upon advice of counsel for Morgan Stanley shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Morgan Stanley.

“Good Reason” means a voluntary termination by you following:

i.	removal from the Management Committee or from the position of President & Chief Operating Officer of Individual Investor Group;

ii.	a change in your reporting relationship such that you are no longer reporting to the President of Morgan Stanley;

iii.	a material diminution of your duties and responsibilities as the President & Chief Operating Officer of Individual Investor Group that is not agreed to by the parties or the assignment to you of duties materially inconsistent with your position (including status, offices, titles and reporting requirements), duties or responsibilities as contemplated herein, or any other material action by Morgan Stanley which is materially inconsistent or materially reduces such position, duties or responsibilities;

iv.	any material breach by Morgan Stanley of its material obligations to provide payments or benefits as required in this agreement or the failure of the Committee to approve the New Hire Stock Units or Replacement Equity;

v.	Morgan Stanley’s requiring your principal office to be based at any office or location other than (a) the office or location designated as Morgan Stanley’s principal corporate offices for its Individual Investor Group Division or (b) the office or location designated as Morgan Stanley’s principal executive offices (i.e., where the principal office of the Chief Executive of Morgan Stanley is located);

vi.	any purported termination by Morgan Stanley of your employment otherwise than as expressly permitted by this letter; or

vii.	a failure by Morgan Stanley to require any successor (whether direct or indirect, by purchase, merger, consolidation, spin-off or otherwise) to all or substantially all of the business and/or assets of Morgan Stanley to assume expressly and agree to perform the terms herein as if no such succession had taken place.

It is further provided that you shall not be entitled to terminate your employment for Good Reason unless you have given the Chief Executive Officer written notification of your intention to terminate your employment for Good Reason describing the factual basis for such “Good Reason” and the event giving rise to “Good Reason” is not cured by the Firm within thirty (30) business days after the receipt of such notice by the Chief Executive Officer.

“Disability” means your becoming disabled such that you are prevented from performing your usual duties and services hereunder for a period of one hundred and twenty (120) consecutive days or for shorter periods aggregating one hundred and twenty (120) days in any twelve (12) month period.

December 17, 2008

Dear James,

This letter confirms the understanding between you and Morgan Stanley (the “Company”) regarding certain amendments to be made to your offer letter with the Company dated August 16, 2005 (the “Offer Letter”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). As we have discussed, Section 409A is a provision of the US tax code that restricts the timing of payments and benefits constituting nonqualified deferred compensation. Regulations issued under Section 409A require documentary compliance for all nonqualified deferred compensation arrangements by December 31, 2008.

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In the event your employment is involuntarily terminated by the Company other than for Cause, you resign for Good Reason or your employment terminates as a result of your Disability, in each case, after the date hereof, the stock units forming part of your Replacement Equity and New Hire Stock Units granted to you in connection with your commencement of employment with the Company will vest on your termination and be paid out on their scheduled conversion dates, provided that, following such employment termination, such stock units will not be subject to cancellation.

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Notwithstanding anything to the contrary in your Offer Letter or the award certificate for your New Hire Stock Units, the tranche of your New Hire Stock Units scheduled to convert on February 16, 2009 will convert on such date.

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Notwithstanding anything to the contrary in your Offer Letter, any payment relating to any stock unit award that is granted to you (other than your Replacement Equity) that is scheduled to be paid when you are an executive officer of Morgan Stanley and is not deemed to be granted pursuant to performance criteria and therefore not deductible to the Firm, may be deferred until and paid upon your “Separation from Service”. For purposes of your Offer Letter, Separation from Service shall mean a “separation from service” as determined under Section 409A using the default provisions thereunder.

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Notwithstanding anything to the contrary in your Offer Letter, in the event that you are a “specified employee” at the time of your “Separation from Service”, to the extent required to comply with Section 409A, payments relating to your stock units described above and any other payments to which you are entitled upon a termination of your employment, shall be deferred until the earlier of the first business day following the date that is six months after your Separation from Service and the date of your death. “Specified Employee” shall mean a “specified employee” as defined in Section 409A of the Code and determined in accordance with Firm policy.

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Any Gross-Up Payment or other tax reimbursement payment to which you are entitled under your Offer Letter, shall be paid to you as soon as practicable after you pay the related Excise Tax or tax payment, as applicable, and in no event later than the end of the calendar year following the calendar year in which you remit such Excise Tax or tax payment, as applicable.

Any capitalized terms not defined herein shall have the meaning assigned to them in your Offer Letter. For the avoidance of doubt, none of the foregoing will constitute Good Reason and all other terms of your Offer Letter, Replacement Equity and New Hire Stock Units shall remain in full force and effect.

We ask that you confirm your acceptance of the foregoing by signing and dating this letter in the area designated below and returning this letter to me.

/S/ KAREN C. JAMESLEY
By:	Karen C. Jamesley
Title:	Global Head of Human Resources

Confirmed and Agreed to:

/S/ JAMES P. GORMAN
By:	James P. Gorman
Title:	Co-President
Date:	Dec. 17, 2008

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